UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 3, 2007
Date of report (Date of earliest event reported)

NEW ULM TELECOM, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-3024	41-0440990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North Minnesota Street
New Ulm, Minnesota 56073
(Address of principal executive offices, including zip code)

(507) 354-4111
(Registrant’s telephone number, including area code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 3, 2007, New Ulm Telecom, Inc. (“New Ulm”) entered into an Agreement and Plan of Merger under which, subject to the satisfaction or waiver of the conditions in the agreement, New Ulm will acquire all of the outstanding shares of Hutchinson Telephone Company (“HTC”) for approximately $62 million in cash. After giving effect to closing date adjustments for cash, working capital and transaction expenses, the overall transaction size will be approximately $77 million.

The proposed transaction is subject to customary closing conditions and regulatory approvals and approval by the shareholders of HTC. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close late in the fourth quarter of 2007. New Ulm is funding the purchase from cash and borrowings. The transaction is being structured as a reverse triangular merger under which a newly formed subsidiary of New Ulm will merge into HTC at closing with HTC continuing as a subsidiary of New Ulm.

Information on this transaction is contained in the attached press release. Additional information regarding this transaction will be included in New Ulm’s Form 10-Q for the quarter ended June 30, 2007, which will be filed with the Securities and Exchange Commission on or before August 9, 2007.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

          Exhibit 99.1 Press Release dated August 6, 2007 regarding Agreement and Plan of Merger between New Ulm Telecom, Inc and Hutchinson Telephone Company.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Ulm Telecom, Inc.

Date: August 6, 2007	By:	/s/ Bill Otis

Bill Otis
President and Chief Executive Officer